Exhibit 10.1
June 28, 2007
Mr. Richard L. Smith
31 Belle Helene Drive
Destrehan, LA 70047
Dear Rich:
I am delighted to advise you that Stone Energy Corporation’s Board of Directors today approved your appointment as Vice President, Exploration and Business Development. I know you will be a great addition to our team in taking Stone to the next level. The terms of employment are as follows:
1. Commencement date shall be on or before July 23, 2007.
2. Your starting base salary will be $230,000.
3. You will have the opportunity to participate in the Company’s annual incentive compensation plan, sometimes referred to as the bonus plan with a targeted bonus opportunity of 100% of base salary and the opportunity to double your target should the company reach our stretch goals.
4. You will receive 10,000 restricted shares upon beginning employment on or about July 23, and you will have the opportunity to participate in future annual long-term incentive awards that would be comparable to market data, currently ranging from 8,000 to 10,000 restricted shares.
5. We will provide $10,000 in moving expenses.
6. We will provide you with a $5,000 monthly allowance for living expenses for 15 months which will be taxable to you at year end.
7. You shall be entitled to 5 weeks of vacation annually.
8. You shall be eligible to participate in all other Company benefits, plans and program available to employees of the Company, including 401(k) plan, medical, dental disability and life insurance.
9. You shall be eligible to participate in the Stone Energy Corporation Executive Change of Control and Severance Plan, a copy of which is attached that describes the specific terms.

10. We will also provide outplacement services for your wife for one month should she need this assistance.
The Company expressly reserves the right to discontinue or amend the nature or amount of any of its compensation or benefit plans, programs, policies and/or practices. Also, your employment with the Company will be on an “at will” basis, meaning that you or the Company may terminate this employment relationship at any time, with or without cause.
We look forward to your joining the Company.

Regards, STONE ENERGY CORPORATION
/s/ David H. Welch
David H. Welch
President and Chief Executive Officer